Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178486) pertaining to the Omnibus Incentive Plan of Michael Kors Holdings Limited of our reports dated May 28, 2014 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Michael Kors Holdings Limited, included in this Annual Report (Form 10-K) for the year ended March 29, 2014.

/s/ ERNST & YOUNG LLP

New York, New York
May 28, 2014